Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is made this 23rd day of December, 2004 by and between IMPCO Technologies, Inc., a Delaware corporation (“Borrower”), and M.T.M. Società a Responsabilità Limitata, an Italian limited liability company (“Lender”).

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. All terms defined below shall have the meaning indicated. All references in this Agreement to:

“Agreement” means this Loan Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Bison Capital Indebtedness” has the meaning given in Section 2.1.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Business Day” means any day other than Saturday, Sunday or other day on which banks in Los Angeles, California are authorized or obligated by law to close.

“Default” has the meaning given in Section 7.1.

“Default Rate” has the meaning given in Section 2.4(a).

“Employment Agreement” means that certain Amended and Restated Employment Agreement between Borrower and Mariano Costamagna in the form of Exhibit C.

“EURIBOR” means, for any calendar quarter with respect to which interest is payable on the Loan, the rate per annum equal to the Three-Month EURIBOR (ACT/360) as published by Reuters (or such other commercially available source providing quotations of EURIBOR as agreed upon by Lender and Borrower from time to time), two Business Days prior to the commencement of such calendar quarter (for delivery on the first day of such quarter) with a ninety-day or three month term. If such rate is not available at such time for any reason, then the “EURIBOR” for such calendar quarter shall be the rate per annum reasonably determined by the Lender and the Borrower to be the average rate at which deposits denominated in dollars for delivery on the first day of such calendar quarter in same day funds in the approximate amount of the Loan and with a ninety day or three month term would be offered by the Reference Banks to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (New York time) two Business Days prior to the commencement of such calendar quarter.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States and as consistently applied by Borrower.

“Guaranty” means that certain Guaranty of even date herewith executed by each Guarantor, substantially in the form of Exhibit B attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantor” means each of Mariano Costamagna and Pier Antonio Costamagna, natural persons and citizens and residents of the Italian Republic.

“IMPCO Senior Credit Agreement” means that certain Loan and Security Agreement dated as of July 18, 2003, among Borrower, LaSalle Business Credit, LLC, and the other lenders from time to time party thereto.

“IMPCO Senior Lender” means LaSalle Business Credit, LLC, as a lender and agent pursuant to the Senior Credit Agreement.

“Indebtedness” means, with respect to Borrower, without duplication: (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than indebtedness or liability for borrowed money deferred for a period of more than six months from the date of incurrence or trade payables entered into in the ordinary course of business on ordinary terms); (iii) all non-contingent reimbursement or payment obligations with respect to letters of credit, bankers acceptances, surety bonds and similar instruments; (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) any other obligations, on a GAAP basis, included in the liability section of Borrower’s balance sheet; and (vi) all other liabilities in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above for Borrower is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which Borrower otherwise assures a creditor against loss.

“Lender” has the meaning set forth in the introductory paragraph hereto.

“Loan” has the meaning given to it in Section 2.1.

“Loan Documents” means collectively, this Agreement, the Note, the Guaranty, and any and all other documents, instruments, and other agreements now or later executed in connection with this Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Maturity Date” means December 31, 2009.

“MTM Senior Credit Agreement” means that certain Loan and Security Agreement dated as of December 2, 2004 among Lender and Unicredit Banca Medio Credito S.p.A.

“MTM Senior Lender” means Unicredit Banca Medio Credito S.p.A., as a lender and agent pursuant to the MTM Senior Credit Agreement.

“Note” has the meaning given to it in Section 2.6.

“Obligations” shall mean Borrower’s obligation to repay the loan evidenced by the Note, with interest, together with any and all fees, costs, expenses, and indemnifications due to Lender under this Agreement.

“Officer’s Certificate” means a certificate executed and delivered on behalf of the Borrower by a responsible officer of the Borrower.

“Person” means any natural person, corporation, unincorporated organization, trust, joint stock company, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision of any government.

“Purchase Agreement” means that certain Equity Interest Purchase Agreement dated as of October 22, 2004, between and among Borrower and certain other parties identified therein.

“Reference Banks” means the Bank of America, N.A., ABN AMRO Bank N.V., and ING Bank N.S., and any other bank or financial institutions agreed upon by Lender and Borrower.

“United States” and “U.S.” each means the United States of America.

Section 1.2 General Principles Applicable to Definitions. Definitions given herein shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to “he” or “it” shall be applicable to Persons whether masculine, feminine or neuter. References herein to any document including, without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended. The term “including” is not limiting and means “including without limitation.” References herein to any section, subsection, Schedule or Exhibit shall, unless otherwise indicated, be deemed a reference to sections and subsections within and Schedules and Exhibits to this Agreement.

ARTICLE 2

TERM LOAN

Section 2.1 Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to make a term loan to the Borrower (“Loan”) on the date hereof in the principal amount of Twenty-two Million Dollars ($22,000,000) for the purpose of funding the repayment in full by Borrower of its indebtedness owing to Bison Capital Structured Equity Partners, LLC, which indebtedness was incurred pursuant to a Securities Purchase Agreement dated July 18, 2003 (the “Bison Capital Indebtedness”).

Section 2.2 Manner of Borrowing. Upon fulfillment to the Lender’s satisfaction of the applicable conditions set forth in Article 3, the Lender will promptly make the proceeds of the Loan available to the Borrower by wire transfer to Borrower for immediate transfer to Bison Capital Structured Equity Partners, LLC, for application against the Bison Capital Indebtedness.

Section 2.3 Repayment of Loan Principal. The Borrower shall repay to the Lender the principal amount of Loan in consecutive quarterly installments commencing on April 1, 2005 and continuing on the first Business Day of each month thereafter, as follows:

(a) beginning on the date of this Agreement and continuing until January 1, 2006, principal payments shall be not less than six hundred fifty thousand dollars ($650,000);

(b) beginning on April 1, 2006 and continuing through January 1, 2007, principal payments shall be not less than six hundred fifty thousand dollars ($650,000);

(c) beginning on April 1, 2007 and continuing through January 1, 2008, principal payments shall be not less than eight hundred thousand dollars ($800,000);

(d) beginning on April 1, 2008 and continuing until the Maturity Date, principal payments shall be not less than one million dollars ($1,000,000);

(e) beginning on April 1, 2009 and continuing until the Maturity Date, principal payments shall be not less than one million one hundred fifty thousand dollars ($1,150,000); and

(f) all unpaid principal and accrued but unpaid interest shall be discharged on the Maturity Date.

In each case, payments shall be applied first against interest accrued and not paid, and thereafter against principal.

Section 2.4 Interest. Interest shall accrue on the unpaid principal balance of the Loan at a per annum rate equal to one and one-half percent (1.5%) above EURIBOR (changing as such EURIBOR changes); provided, however, that after the occurrence and during the continuation of a Default, interest shall accrue at a per annum rate equal to three and one-half percent (3.5%) above EURIBOR (changing as such EURIBOR changes) (the “Default Rate”). Computations of interest on the Loan shall be made on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Notwithstanding any contrary provision of this Section 2.4, if and to the extent any portion of the Loan remains outstanding on the thirtieth (30th) day following the Maturity Date, the principal then outstanding shall bear interest from and after such date at a rate equal to six and one-half percent (6.5%) above EURIBOR.

Section 2.5 Manner of Payments. All payments and prepayments of principal and interest on any Revolving Loan and all other amounts payable hereunder by the Borrower to the Lender shall be made by paying the same in United States Dollars and in immediately available funds to the Lender on the date on which such payment or prepayment shall become due. All payments to be made by the Borrower shall be made without setoff, recoupment or counterclaim. The Loan may be repaid at any time without penalty or premium. Whenever any payment hereunder or under the Note shall be stated to be due or whenever the last day of any applicable interest period would otherwise occur on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 2.6 Note. The Loan made hereunder shall be evidenced by a promissory note of the Borrower, substantially in the form attached hereto as Exhibit A, dated as of the date hereof, payable to the order of the Lender (the “Note”).

Section 2.7 Subordination. At any time when any obligations remain unsatisfied under the IMPCO Senior Credit Agreement, Borrower’s obligations under Section 2.3 above shall be subordinated such that, without the prior written consent of the IMPCO Senior Lender, Borrower shall not make any payment required by such Section:

(a) at any time when a default or event of default (within the meaning of the IMPCO Senior Credit Agreement) has occurred and is continuing;

(b) at any time following the acceleration of any of the obligations arising under the IMPCO Senior Credit Agreement; or

(c) at any time when such payment would cause Borrower to fail to meet any covenant, including without limitation any financial covenant, in the IMPCO Senior Credit Agreement.

The restrictions on payment contemplated by this Section 2.7 shall not excuse Borrower’s obligations hereunder, nor shall the application of such restrictions suspend the accrual of interest hereon; provided, however, that at any time when any obligations remain unsatisfied under the IMPCO Senior Credit Agreement, Lender shall neither accelerate any indebtedness under the Loan nor institute any remedy against Borrower pursuant to Section 7.2 below. The preceding sentence shall not be construed to restrict the ability of either or both of the Guarantors to take actions permitted or required to be taken pursuant to that certain Pledge Agreement between the Guarantors and MTM.

ARTICLE 3

CONDITIONS OF LENDING

Lender’s obligation to make the Loan is subject to the conditions precedent listed in Sections 3.1 through 3.6, unless waived by Lender in writing:

Section 3.1 Authorization. Borrower shall have delivered to Lender a certified copy of the resolution of Borrower’s Board of Directors authorizing the transactions contemplated by this Agreement and the execution, delivery, and performance of all Loan Documents to which Borrower is a party.

Section 3.2 Documentation. Borrower shall have executed and delivered to Lender the Note, the Guaranty, any other required Loan Documents, and shall have delivered to Lender (i) a pay-off and release letter from Bison Capital Structured Equity Partners, LLC, in substantially the form of Exhibit B hereto, with respect to the Bison Capital Indebtedness; and (ii) evidence satisfactory to Lender as to the consent of the IMPCO Senior Lender to the Loan and all other transactions contemplated by the Loan Documents.

Section 3.3 Certain Events Respecting Management. Borrower and Mariano Costamagna shall have entered into the Employment Agreement, and Borrower shall have received the resignation of Robert M. Stemmler with respect to that certain employment agreement between Borrower and Mr. Stemmler dated April 1, 2002.

Section 3.4 Guaranty. The Guarantors shall have executed and delivered to Lender the Guaranty in substantially the form of Exhibit C hereto.

Section 3.5 Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents and in any certificate, document, or financial statement furnished by Borrower shall be true and correct, except to the extent that such representations and warranties expressly relate to an earlier date.

Section 3.6 Compliance. No Default or other event which, upon notice or lapse of time or both would constitute a Default, shall have occurred and be continuing, or shall exist after giving effect to the advance of credit to be made under the Loan.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, Borrower represents, warrants, and covenants to Lender as follows:

Section 4.1 Existence. Borrower is in good standing as a corporation under the laws of the State of Delaware, and has the power, authority, and legal right to own and operate its property or lease the property it operates and to conduct its current business; and is qualified to do business and is in good standing in all other jurisdictions where the ownership, lease, or operation of its property or the conduct of its business requires such qualification.

Section 4.2 Enforceability. The Loan Documents to which Borrower is a party, when executed and delivered by Borrower, shall be enforceable against Borrower in accordance with their respective terms.

Section 4.3 No Legal Bar. The execution, delivery, and performance by Borrower of the Loan Documents to which Borrower is a party, and the use of the loan proceeds, shall not violate any existing law or regulation applicable to Borrower; any ruling applicable to Borrower of any court, arbitrator, or governmental agency or body of any kind; Borrower’s organizational documents; any security issued by Borrower; or any mortgage, indenture, lease, contract, undertaking, or other agreement to which Borrower is a party or by which Borrower or any of its property may be bound.

Section 4.4 Litigation. Except as disclosed in writing to Lender, there is no threatened (to Borrower’s knowledge) or pending litigation, investigation, arbitration, or administrative action which may materially adversely affect Borrower’s business, property, operations, or financial condition.

Section 4.5 Payment of Taxes. Borrower has timely filed or caused to be filed all tax returns when required to be filed; and has timely paid all taxes, assessments, fees, licenses, excise taxes, franchise taxes, governmental liens, penalties, and other charges levied or assessed against Borrower or any of its property imposed on it by any governmental authority, agency, or instrumentality that are due and payable (other than those returns or payments of which the amount, enforceability, or validity are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on Borrower’s books).

Section 4.6 Location of Borrower. Borrower’s place of business (or, if Borrower has more than one place of business, its chief executive office) is located at the address listed in this Agreement as Borrower’s address for notice purposes.

Section 4.7 No Default. Borrower is not in default under the Purchase Agreement.

Section 4.8 No Burdensome Restrictions. No contract or other instrument to which Borrower is a party, or order, award, or decree of any court, arbitrator, or governmental agency, materially impairs Borrower’s ability to repay the Obligations.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as this Agreement shall remain in effect, or any liability exists under the Loan Documents, Borrower shall:

Section 5.1 Use of Proceeds. Not use the proceeds of the Loan for any purpose other than the repayment of the Bison Capital Indebtedness.

Section 5.2 Maintenance of Existence. Preserve and maintain its existence, powers, and privileges in the jurisdiction of its formation, and qualify and remain qualified in each jurisdiction in which its presence is necessary or desirable in view of its business, operations, or ownership of its property. Borrower shall also maintain and preserve all of its property which is necessary or useful in the proper course of its business, in good working order and condition, ordinary wear and tear excepted.

Section 5.3 Books and Records. Keep accurate and complete books, accounts, and records in which complete entries shall be made in accordance with GAAP, reflecting all financial transactions of Borrower.

Section 5.4 Access to Premises and Records. At all reasonable times and as often as Lender may reasonably request, permit any authorized representative designated by Lender to have access to the premises, property, and financial records of Borrower, including all records relating to the finances, operations, and procedures of Borrower, and to make copies of or abstracts from such records.

Section 5.5 Notice of Events. Furnish Lender prompt written notice of:

(a) Proceedings. Any proceeding instituted by or against Borrower in any court or before any commission or regulatory body, or any proceeding threatened against it in writing by any governmental agency which if adversely determined would have a material adverse effect on Borrower’s business, property, or financial condition, or where the amount involved is $100,000 or more and not covered by insurance;

(b) Defaults. Any accident, event, or condition which is or, with notice or lapse of time or both, would constitute a Default, or a default under any other agreement to which Borrower is a party; and

(c) Adverse Effect. Any other action, event, or condition of any nature which could result in a material adverse effect on the business, property, or financial condition of Borrower.

(d) Payment of Debts and Taxes. Pay all Indebtedness and perform all obligations promptly and in accordance with their terms, and pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon Borrower, its property, or revenues prior to the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies, or otherwise which, if unpaid, might become a lien or charge upon Borrower’s property. Borrower shall not, however, be required to pay or discharge any such tax, assessment, charge, levy, or claim so long as its enforceability, amount, or validity is contested in good faith by appropriate proceedings.

Section 5.6 Insurance. Maintain commercially adequate levels of coverage with financially sound and reputable insurers.

Section 5.7 MTM Loan. Take such steps as may be necessary to cause Lender to be and remain in full compliance with the terms of the MTM Senior Credit Agreement.

Section 5.8 IMPCO Senior Credit Agreement. Take such steps as may be necessary to retire in full all obligations arising under or in connection with the IMPCO Senior Credit Agreement on or before July 18, 2006.

Section 5.9 Compliance with Laws. Comply in all material respects with all laws and regulations applicable to Borrower and its business activities.

ARTICLE 6

NEGATIVE COVENANTS

So long as this Agreement shall remain in effect, or any liability shall exist under the Loan Documents, Borrower shall not, without prior written consent of Lender, which consent shall not be unreasonably withheld:

Section 6.1 Indebtedness. Create, incur, assume, permit to exist, or otherwise become committed for any Indebtedness except any:

(a) Unsecured Trade Credit. Indebtedness incurred in the ordinary course of business and appearing on the liability section of the balance sheet of Borrower, prepared in accordance with GAAP, including, without limitation, accrued liabilities and taxes payable;

(b) Existing Obligations. Indebtedness owing to Lender, or in existence as of this date and disclosed to Lender, and all renewals, modifications, and extensions thereof;

(c) Lease Agreements. Indebtedness incurred in connection with capital leases; and

(d) Incurrence of Debt. Incur additional indebtedness other than pursuant to Borrower’s existing credit facility with the IMPCO Senior Lender in a maximum amount of $12 million.

Section 6.2 Guaranties. Assume, guaranty, endorse, become a surety for, indemnify, or otherwise in any fashion become responsible for, directly or indirectly, any obligation of any Person, except:

(a) Negotiable Instruments. Endorsements on negotiable instruments for deposit or collection in the ordinary course of business.

(b) Performance Bonds. Performance bonds as required in the ordinary course of Borrower’s business; and

(c) Subsidiary Guaranties. Guaranties in respect of obligations owed by Lender or existing guaranties of debt incurred by any other subsidiary of Borrower.

Section 6.3 Disposition of Assets. Sell, transfer, lease, or otherwise assign or dispose of a substantial portion of its property to any Person, outside the ordinary course of business.

Section 6.4 Mergers. Other than as contemplated by the Purchase Agreement, become a party to any merger, consolidation, or like structural change, or make any substantial transfer or contribution to, or material investment in, stock, shares, or licenses of any Person.

Section 6.5 Capital Structure. Purchase, retire, or redeem any of its capital stock or otherwise effect any change in Borrower’s capital structure.

Section 6.6 Dissolution. Adopt any agreement or resolution for dissolving, terminating, or substantially altering Borrower’s present business activities.

Section 6.7 Employment Agreement. Take any action that would result in the termination of the Employment Agreement, whether with or without cause, or materially breach such agreement.

Section 6.8 Capital Expenditures. Make or commit to make expenditures for fixed assets or other capital expenditures which in the aggregate are in excess $2,500,000 for Borrower’s fiscal years ending December 31, 2005 and thereafter.

Section 6.9 Permissible Loans and Investments. Make any loan or advance to any Person other than in the ordinary course of business, or make any investment outside the ordinary course of Borrower’s business, except:

(a) Certificates of Deposit. Investments in certificates of deposit maturing within one year from the date of acquisition from any one or more of the top 100 commercial Lenders in the United States;

(b) Money Market. Money market mutual funds, Lenders’ acceptances, eurodollar investments, repurchase agreements, and other short-term money market investments acceptable to Lender;

(c) Commercial Paper. Prime commercial paper with maturities of less than one year; and

(d) U. S. Government Paper. Obligations issued or guaranteed by the United States Government or its agencies.

ARTICLE 7

EVENTS AND CONSEQUENCES OF DEFAULT

Section 7.1 Events of Default. Any of the following events shall, at the option of Lender and at any time without regard to any previous knowledge on the part of Lender, constitute a default by Borrower under the terms of this Agreement and the Note, and any other Loan Documents (“Default”):

(a) Nonpayment. Any payment or reimbursement due or demanded under this Agreement or the Note is not made within fifteen (15) days of the date when due;

(b) Breach of Warranty. Any representation or warranty made or deemed made in connection with this Agreement or any other Loan Document, or any certificate, notice, or report furnished pursuant hereto, is determined by Lender to be false in any respect when made, and is relied upon by Lender to its detriment, whether or not true when made, and as a result Lender reasonably believes that Borrower’s financial condition or its ability to pay its debts as they come due will thereby be materially impaired;

(c) Failure to Perform. Any other term, covenant, or agreement contained in any Loan Document is not performed or satisfied, and, if remediable, such failure continues unremedied for 30 days after written notice thereof has been given to Borrower by Lender;

(d) Change of Management. Termination of Mariano Costamagna as the principal executive officer of Borrower for any reason or the material breach by Borrower of the Employment Agreement; provided, however, that if such termination of employment occurs as the result of, or in connection with, the death of Mariano Costamagna, no Default under this Section 7.1(d) shall be deemed to have occurred: (i) if the estate of Mariano Costamagna, collectively with the surviving Guarantor, own, in the aggregate, less than 10% of the issued and outstanding common stock of Borrower; (ii) if the surviving Guarantor and the executor or other duly authorized representative of Mariano Costamagna’s estate (or, if both Guarantors are deceased, the executors or other duly authorized representatives of both Guarantors’ estates) shall have consented to the appointment of a successor principal executive officer, which consent shall not unreasonably be withheld; or (iii) if, in the written opinion of counsel to Borrower, reasonably satisfactory to the surviving Guarantor and the executor or other duly authorized representative of Mariano Costamagna’s estate (or, if both Guarantors are deceased, reasonably satisfactory to the executors or other duly authorized representatives of each Guarantors’ estate) as to form, substance and opinion giver, the Guarantors shall have no liability under the Guaranty.

(e) Loss, Destruction, or Condemnation of Property. A portion of Borrower’s property is affected by any uninsured loss, damage, destruction, theft, sale, or encumbrance other than created herein or is condemned, seized, or appropriated, the effect of which materially impairs Borrower’s financial condition or its ability to pay its debts as they come due;

(f) Attachment Proceedings and Insolvency. Borrower or any of Borrower’s property is affected by any proceeding under the laws of any jurisdiction relating to receivership, insolvency, or bankruptcy, whether brought voluntarily or involuntarily by or against Borrower, including, without limitation, any reorganization of assets, deferment or arrangement of debts, or any similar proceeding, and, if such proceeding is involuntarily brought against Borrower, it is not dismissed within 60 days;

(g) Judgments. Final judgment on claims not covered by insurance which, together with other outstanding final judgments against Borrower, exceeds $500,000, is rendered against Borrower and is not discharged, vacated, or reversed, or its execution stayed pending appeal, within 60 days after entry, or is not discharged within 60 days after the expiration of such stay; or

(h) Government Approvals. Any governmental approval, registration, or filing with any governmental authority, now or later required in connection with the performance by Borrower of its obligations under the Loan Documents, is revoked, withdrawn, or withheld, or fails to remain in full force and effect, except Borrower shall have 60 days after notice of any such event to take whatever action is necessary to obtain all necessary approvals, registrations, and filings.

Section 7.2 Remedies Upon Default. Subject to the limitations imposed by Section 2.6, if any Default occurs under Subsection 7.1(a) or 7.1(d), the Loan, including all accrued interest, shall immediately and automatically become due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may immediately exercise any or all of the following remedies for Default; and if any other Default occurs and is continuing, Lender may, upon notice to Borrower:

(a) Accelerate. Declare the Note, together with all accrued interest, to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower; and/or

(b) All Remedies. Pursue any other available legal and equitable remedies.

All of Lender’s rights and remedies in all Loan Documents shall be cumulative and can be exercised separately or concurrently.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Manner of Payments.

(a) Payments on Nonbusiness Days. Whenever any event is to occur or any payment is to be made under any Loan Document on any day other than a Business Day, such event may occur or such payment may be made on the next succeeding Business Day and such extension of time shall be included in computation of interest in connection with any such payment.

(b) Payments. All payments and prepayments to be made by Borrower shall be made to Lender when due, without offsets or counterclaims for any amounts claimed by Borrower to be due from Lender, in U.S. dollars and in immediately available funds.

(c) Application of Payments. All payments made by Borrower shall be applied first against fees, expenses, and indemnities due; second, against interest due; and third, against principal, with Lender having the right, after a Default which is continuing, to apply any payments or collections received against any one or more of the Obligations in any manner which Lender may choose.

Section 8.2 Notices. All notices, demands, and other communications to be given pursuant to any of the Loan Documents shall be in writing and shall be deemed received the earlier of when actually received, or two days after being mailed, postage prepaid and addressed as follows, or as later designated in writing:

Lender:

MTM, S.r.l.

Via La Morra, 1

Cherasco (Cn), Italy 12062

Telecopier: 39 0172 488237

Attn: Managing Director

With a copy to:

Studio Tibaldi Giraudo

12051 ALBA (Cn)

Via S. Margherita, 8

ITALY

Telecopier: +39-0173-362307

Attn: Paolo Giraudo

Borrower:

IMPCO Technologies, Inc.

16804 Gridley Place

Cerritos, CA 90703

Telecopier: (562) 924-8069

Attn: Chief Executive Officer

With a copy to:

Davis Wright Tremaine LLP

2600 Century Square

1501 Fourth Avenue

Seattle, WA 98101-1688

Telecopier: (206) 628-7699

Attn: Marcus J. Williams

Section 8.3 Documentation and Administration Expenses; Collection Expenses. Borrower shall pay, reimburse, and indemnify Lender for all of Lender’s reasonable costs and expenses, including, without limitation, all attorneys’ fees incurred in connection with the enforcement of this Agreement and all other Loan Documents, and all amendments, supplements, or modifications thereto. The nonprevailing party shall, upon demand by the prevailing party, reimburse the prevailing party for all of its costs, expenses, and reasonable attorneys’ fees incurred in connection with any controversy or claim between said parties relating to this Agreement or any of the other Loan Documents.

Section 8.4 Waiver. No failure to exercise and no delay in exercising, on the part of Lender, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege. Further, no waiver or indulgence by Lender of any Default shall constitute a waiver of Lender’s right to declare a subsequent similar failure or event to be a Default.

Section 8.5 Assignment. This Agreement is made expressly for the sole benefit of Borrower and for the protection of Lender and its successors and assigns. The rights of Borrower hereunder shall not be assignable by operation of law or otherwise, without the prior written consent of Lender, which consent may not be unreasonably withheld or conditioned.

Section 8.6 Entire Agreement. This Agreement (including the Note and the other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 8.7 Amendments. Any amendment or waiver of, or consent to any departure by Borrower from any provision of, this Agreement shall be in writing signed by each party to be bound thereby, and shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.8 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to the laws that might otherwise govern under applicable principles of conflict of laws thereof; provided, however, that matters respecting the corporate acts, existence and status of BRC and MTM shall be governed by the laws of the Republic of Italy applicable to Societi Responsibilita Limitata organized pursuant to the laws thereof; and provided, further, that matters respecting the corporate acts, existence and status of IMPCO shall be governed by the Delaware General Corporation Law. The jurisdiction for any dispute arising under this Agreement shall be in the forum and subject to the venue of the defendant in such action, such that any action brought by Borrower against Lender shall be in Milan, Italy, and any action brought by Lender against Borrower shall be in Los Angeles, California, and each party hereby irrevocably consents to exclusive personal jurisdiction and venue in the courts so designated, which jurisdiction and venue shall be mandatory and not elective, and each party agrees to waive any claim that any such forum is inconvenient, agrees not to commence or prosecute any such action, claim or proceeding other than in the aforementioned courts, and agrees not to seek to remove such action, claim or proceeding to any other court or jurisdiction. Each party hereby consents to service of process upon the party by transmittal of process by registered or certified mail, postage prepaid and return receipt requested, at the address shown in Section 8.2 above or at such other address as may subsequently have been provided to the serving party in accordance with such Section. Service shall be deemed effective, irrespective of proof of delivery, on the fifteenth calendar day following such transmittal.

Section 8.9 Severability. If one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the remaining provisions of this Agreement shall remain effective and enforceable.

Section 8.10 Counterparts. This Agreement and each Loan Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures to such counterparts were upon the same instrument.

EXECUTION COPY

Each party has caused this Loan Agreement to be duly executed by its duly authorized officer or representative on the date first above written.

LENDER:	M.T.M. SOCIETÀ A RESPONSABILITÀ LIMITATA

	By	/s/ Marco Seimandi
Marco Seimandi, Director and Authorized Representative

BORROWER:	IMPCO TECHNOLOGIES, INC.

	By	/s/ Robert M. Stemmler
Robert M. Stemmler, Chief Executive Officer